Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements:
(1)	Registration Statements (Form S-3 Nos. 333-75455, 333-131487 and 333-90386) and in the related Prospectus of The Clorox Company, and

(2)	Registration Statements (Form S-8 Nos. 33-41131, including post effective amendments No. 1 and No. 2, 33-23582, 33-56565, 33-56563, 333-29375, 333-16969, 333-44675, and 333-90386) of The Clorox Company;
our reports dated August 22, 2006, with respect to the consolidated financial statements and schedule of The Clorox Company, The Clorox Company management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of The Clorox Company, included in this Annual Report on Form 10-K for the year ended June 30, 2006.

/s/ Ernst & Young LLP
San Francisco, California
August 22, 2006